UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) October 13, 2008

YRC Worldwide Inc.

(Exact name of registrant as specified in its charter)

Delaware	0-12255	48-0948788
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

10990 Roe Avenue, Overland Park, Kansas 66211

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code (913) 696-6100

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02	Unregistered Sales of Equity Securities.

Between October 9, and October 16, 2008, YRC Worldwide Inc. (the “Company”) issued 1,722,904 shares of the Company’s common stock, $1.00 par value per share (“Shares”), in exchange for $13,163,000 principal amount of the Company’s 5.0% Net Share Settled Contingent Convertible Senior Notes due 2023 (the “Notes”), owned by a qualified institutional holder of Notes. The Notes exchanged have been retired and cancelled.

The Company entered into the exchanges to reduce debt and interest costs, increase net income and improve leverage. The exchanges described above resulted in a net gain of approximately $5.3 million due to the Notes being exchanged at a value less than par. The cancellation of the exchanged Notes will result in annual savings of approximately $0.6 million of interest expense.

The issuance of Shares as described above was made by the Company pursuant to the exemption from the registration requirements contained in Section 3(a)(9) of the Securities Act of 1933, as amended, on the basis that each offer constituted an exchange with an existing holder of the Company’s securities and no commission or other remuneration was paid to any party for soliciting such exchange.

In response to the continued unrest in financial markets, the Company desires to continue to proactively reduce debt and further build liquidity. Therefore, the Company may from time to time consider entering into additional exchanges of the type mentioned above on an opportunistic basis and take other prudent actions to pay down debt.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

YRC WORLDWIDE INC.

Date: October 17, 2008	By:	/s/ DANIEL J. CHURAY
Daniel J. Churay
Executive Vice President,
General Counsel and Secretary

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